Exhibit 99.1
Dendreon Announces Executive Appointments

— Joe DePinto Named Executive Vice President, Global Commercial Operations —

— Robert S. Poulton Named Executive Vice President, Technical Operations —

— Christine Mikail Named Executive Vice President, Corporate Development, General Counsel, Secretary —

SEATTLE--(BUSINESS WIRE)-- February 28, 2012--Dendreon Corporation (Nasdaq:DNDN) today announced three new appointments to the Company's executive team. Joe DePinto is joining Dendreon as executive vice president, global commercial operations; Robert S. Poulton, currently global head of quality, has been appointed executive vice president, technical operations; and Christine Mikail is joining Dendreon as executive vice president, corporate development, general counsel, and secretary. Mr. DePinto, Mr. Poulton and Ms. Mikail will report to John H. Johnson, president and chief executive officer. All three appointments are effective immediately.

"We are pleased to welcome Joe and Christine to Dendreon, and Bob to his new position," said John H. Johnson, president and chief executive officer of Dendreon. "Having previously worked with Joe and Christine and given Bob's extensive experience and leadership, I know that they will bring not only their expertise to their respective business areas, but also a genuine passion for Dendreon and our mission of helping patients with cancer. By restructuring the team and flattening the organization, I believe we will be able to increase the focus on our key priorities for this year and accelerate decision making."

Mr. DePinto will be responsible for all sales, marketing, and market access teams in the U.S. and globally. He has spent the last two decades commercializing and developing oncology products. Mr. DePinto's experience includes sales, marketing, strategic accounts, market access, and product development on the R&D side. Mr. DePinto's commercial expertise will help build upon Dendreon's solid foundation for successfully selling PROVENGE® (sipuleucel-T) in the U.S. Mr. DePinto most recently was vice president and product champion for ImClone Systems, a wholly-owned subsidiary of Eli Lilly and Company and previously served as vice president, U.S. sales and marketing at Abraxis Bioscience. Prior to that, Mr. DePinto served as vice president, commercial operations at ImClone Systems; global Marketing Leader, Oncology Therapeutics for Johnson & Johnson Pharmaceutical Services Inc.; and vice president, oncology sales at Ortho Biotech Products. Mr. DePinto earned his Bachelor of Science in Marketing and MBA in Pharmaceutical Chemical Studies from Fairleigh Dickinson University.

Mr. Poulton brings more than two decades of manufacturing and operational experience to the executive team, having previously served Dendreon as its global head of quality. In this new role, Mr. Poulton will oversee Dendreon's global manufacturing, operations, logistics and quality functions. Prior to joining Dendreon in 2010, Mr. Poulton served in a number of senior positions at Wyeth, including senior vice president, CMC, Compliance and Conformance, group vice president of global strategy, technical operations; group vice president of international operations and technology, and senior vice president of international operations and supply chain. While there, he was responsible for transforming the Wyeth Global Supply Chain. Before that, Mr. Poulton spent more than 19 years at SmithKline Beecham overseeing quality functions around the world. Following the merger of SmithKline Beecham and GlaxoWellcome, Mr. Poulton was appointed vice president of worldwide regulatory compliance, responsible for all R&D regulated facilities and processes. Born in the United Kingdom, Mr. Poulton graduated with a First Class Honours degree in Applied Chemistry from Brighton Polytechnic.

Ms. Mikail will be responsible for legal, corporate development, and government affairs at Dendreon. She has experience in high-growth business development, complex transaction structuring and negotiation, intellectual property and patent portfolio management, regulatory and clinical strategy, as well as public company representation. Ms. Mikail most recently served as senior vice president, corporate development at Savient Pharmaceuticals. Prior to that, Ms. Mikail served as vice president, general counsel and secretary for ImClone Systems, a wholly-owned subsidiary of Eli Lilly and Company, as well as a member of Eli Lilly's Transactions Center of Expertise. Previously, Ms. Mikail worked at the law firms of Reed Smith LLP, Lowenstein Sandler PC and Wilmer Hale. Ms. Mikail earned her Bachelor of Arts from Rutgers University and J.D. from Fordham University School of Law.

Ms. Mikail succeeds John E. Osborn, who will remain with Dendreon to assist in the transition and provide advice to Mr. Johnson on selected matters. Mr. Osborn also will be teaching at the University of Washington and serving as a member of the healthcare innovation policy group for the Romney presidential campaign. "We're grateful to John for his contributions. John joined the company in a critical transitional period following our launch of PROVENGE, and he provided valuable strategic advice and counsel to me and the Board of Directors, while working to strengthen our legal, compliance and policy functions," said Mitchell H. Gold, executive chairman of the Board of Directors.

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development, commercialization and manufacturing of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy (ACI) product candidates designed to stimulate an immune response in a variety of tumor types. Dendreon's first product, PROVENGE® (sipuleucel-T), was approved by the U.S. Food and Drug Administration (FDA) in April 2010. Dendreon is exploring the application of additional ACI product candidates and small molecules for the potential treatment of a variety of cancers. The Company is headquartered in Seattle, Washington and is traded on the NASDAQ Global Market under the symbol DNDN. For more information about the Company and its programs, visit http://www.dendreon.com/.

This news release contains forward-looking statements that are subject to risks and uncertainties. Factors that could affect these forward-looking statements include, but are not limited to, developments affecting Dendreon's business and prospects, including progress on the commercialization efforts for PROVENGE. Information on the factors and risks that could affect Dendreon's business, financial condition and results of operations are contained in Dendreon's public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov. Dendreon cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to Dendreon on the date hereof, and Dendreon undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

Dendreon Corporation
Tricia Larson, Director, Corporate Communications, 206-219-7901
tlarson@dendreon.com

Source: Dendreon Corporation